FORM OF SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of February _____, 2007, by and among Sub-Urban Brands, Inc., a Nevada corporation (the “Company”), and _________________________________________________ (including any subsequent holder of the Note, as defined in herein), the “Investor”).

1. Promissory Note and Shares. The Investor hereby agrees to purchase from the Company an investment unit consisting of an unsecured convertible promissory note (the “Note”), in substantially the form attached hereto as Exhibit A, and _________ shares of the Company’s common stock (the “Shares”). The Note shall have a principal balance of $__________ and shall be dated as of the date hereof. The Note shall be due and payable _________________________________ and shall accrue interest at ten percent (10%) per annum. The purchase price of the investment unit shall be $_________ (the “Purchase Price”). The Company and the Investor agree that 100% of the Purchase Price shall be allocated to the Note and no portion of the Purchase Price is allocated to the Shares. As a result, the parties agree that the Shares are being acquired at a discount to market in consideration of the purchase of the Note and based on, among other things, illiquidity of the Shares.

1.3. Closing. The closing (the “Closing”) of the purchase and sale of the Note and Shares shall take place at the offices of the Company on February ______, 2007 (the “Closing Date”).

1.4. Registration Rights. The Company agrees to file a registration statement with the Securities and Exchange Commission (the “SEC”) in order to register the Shares, together with any Bonus Shares (as such term is defined below) (collectively, the “Registrable Shares”), for resale and to cause such registration to be declared effective by the SEC within seven (7) months of the Closing. In the event that the registration statement is not declared effective by the SEC on or before the seven-month anniversary of the Closing Date, the Company shall, at the first day of each calendar month thereafter and continuing for so long as the Registrable Shares are not registered, issue to the Investor ______ shares of common stock (the “Bonus Shares”). Notwithstanding the foregoing, the Company will include the Shares on its next Registration Statement filed with the SEC. The Investor specifically acknowledges that the Company currently has an obligation to register up to _______ shares of its common stock (together with additional shares to be issued on a monthly basis if such registration is not effective within seven months of the issuance of such shares) prior to or concurrently with the registration of the Shares. Such shares were issued by the Company on February ______, 2007 in connection with the issuance of up to $_______ of unsecured convertible promissory notes. The Investor specifically acknowledges and agrees that the SEC may request that the number of shares in any registration statements filed by the Company for selling shareholders be cut back or registration delayed pursuant to the SEC’s interpretation of Rule 415 or other rules and regulations promulgated under the Securities Act of 1933, as amended. The Investor agrees that any such cut backs or delays in registration shall not be a breach of the Company’s obligation to register the Registrable Shares and shall not result in payment of Bonus Shares hereby.

2. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents, warrants, and covenants to the Investor as of the date hereof and as of the Closing (and any subsequent closing) that:

2.1. Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

2.2. Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for (1) the authorization, execution and delivery of this Agreement, and (2) the authorization, execution, issuance and delivery of the Note and Shares has been taken or will be taken prior to the Closing.

2.4. Valid Issuance. The offer, sale, and issuance of the Note and Shares as contemplated by this Agreement are exempt from the registration requirements of the Act and applicable state securities laws, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Note, or applicable state and federal securities laws. The Shares will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. The Conversion Shares (as defined in the Note), when issued in accordance with the terms of the Note, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws

2.5. Enforceability. This Agreement and the Note and the transactions contemplated hereby and thereby constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3. Representations and Warranties of the Investor. In connection with the transactions provided for herein, the Investor hereby represents and warrants to the Company that:

3.1. Authorization. Unless Investor is an individual, Investor has taken all necessary corporate or other entity actions for the authorization, execution and delivery of, and the performance of all obligations of Investor under, this Agreement and the other documents delivered pursuant to this Agreement. This Agreement constitutes the Investor’s valid and legally binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2. Purchase Entirely for Own Account. Investor acknowledges that this Agreement is made with Investor in reliance upon Investor’s representation to the Company that the Investor’s Note and Shares will be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to the Note and Shares.

3.3. Disclosure of Information. Investor acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Note and Shares. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the business, affairs and current prospects of the Company and the terms and conditions of the offering of the Note and Shares.

3.4. Investment Experience. Investor acknowledges that it is able to fend for itself, can bear the economic risk of the loss of its entire investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Note and Shares. If other than an individual, Investor also represents it has not been organized solely for the purpose of acquiring the Note and Shares.

3.5. Accredited Investor. Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D, promulgated under the Securities Act of 1933, as amended (the “Act”), as presently in effect and Investor has executed the Certificate of Accredited Investor Status, attached hereto as Exhibit B.

3.6. Restricted Securities. Investor understands that the Note and Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

3.7. Further Limitations on Disposition. Without in any way limiting the representations set forth above, Investor further agrees not to make any disposition of all or any portion of the Note and Shares unless and until:

(a) the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3; or

(b) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(c) (i) Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act.

3.8. Tax Consequences. Investor acknowledges that the tax consequences to his or her of investing in the Note and Shares will depend on his or her particular circumstances, and neither the Company, shareholders, agents, officers, directors, employees, affiliates, or consultants of any of them will be responsible or liable for the tax consequences to him or her of an investment in the Company. Investor will look solely to, and rely upon, his or her own advisers with respect to the tax consequences of this investment. Investor acknowledges that there can be no assurance that the united States Internal Revenue Code or the Treasury Regulations thereunder will not be amended or interpreted in the future in such a manner so as to deprive the Company and the members of some or all of the tax benefits they might now receive, nor that some of the deductions claimed by the Company or the allocations of items of income, gain, loss, deduction, or credit among the members may not be challenged by the Internal Revenue Service.

3.9 Legends. Investor agrees that the Note and Shares shall bear substantially the following legends, together with any additional legends required by state securities laws:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

4. No Security. The Investor acknowledges that the Note is not secured by any assets of the Company and is subordinated in right of payment to the secured indebtedness of the Company. Notwithstanding the foregoing, Joseph Shortal has provided a personal guarantee for the Note in the form attached as Appendix A to the Note.

5. Miscellaneous.

5.1. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

5.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5. Notices. Except as may be otherwise provided herein, all notices and other communications required or permitted hereunder shall be in writing and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other party, (b) when received when sent by facsimile to the address and number set forth below, (c) three (3) business days after deposit in the U.S. mail with first class or certified mail receipt requested, postage prepaid, and addressed to the other party as set forth below, or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business day delivery guaranteed; provided, however, that the sending party receives a confirmation of delivery from the delivery service provider.

If to the Company:

Sub-Urban Brands, Inc.
8723 Bellanca Avenue, Building A
Los Angeles, CA 90045
(310) 670-0132 phone

If to the Investor:

At the address shown on the signature pages hereto.

5.6. Expenses; Reimbursement of Legal Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement (including the exhibits hereto), the substantially prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.7. Entire Agreement: Amendments and Waivers. This Agreement (including the exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and a majority of the Investors. Any waiver or amendment effected in accordance with this Section 6.8 shall be binding upon all the Investors and the Company.

5.8. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

SUB-URBAN BRANDS, INC.

By:	_______________________________________________
Name:
Title:

THE LENDER:

By:	_______________________________________________
Name:	_______________________________________________
Title:	_______________________________________________

	Address:	____________________________________
_______________________________________________
_______________________________________________
_______________________________________________

EXHIBIT A

TO UNIT PURCHASE AGREEMENT

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN NOTE PURCHASE AGREEMENT, DATED FEBRUARY 13, 2007, WHICH RESTRICTIONS ON TRANSFER ARE INCORPORATED HEREIN BY REFERENCE.

CONVERTIBLE PROMISSORY NOTE

$________	February ____________, 2007
10% per annum	Los Angeles, California

FOR VALUE RECEIVED, Sub-Urban Brands, Inc., a Nevada corporation (“Company”), promises to pay to the order of ________________________________________, or its assigns (“Holder”), the principal sum of ___________________________ ($__________) with interest on the outstanding principal amount at the simple rate of ten percent (10%) per annum (calculated on the basis of a 360 day year). Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted in accordance with paragraph 4. Upon the occurrence of an Event of Default, as defined below, the rate of interest accruing on the unpaid principal balance shall automatically and without further action by Investor be increased by eight (8) percentage points above the rate of interest otherwise applicable (the "Default Rate"), independent of whether Investor elects to accelerate the unpaid principal balance as a result of such default.

1. This note (the “Note”) is issued pursuant to the terms of that certain Securities Purchase Agreement (the “Agreement”) dated as of February ________, 2007, by and among Company and Holder.

2. Unless converted in accordance with Paragraph 6, this Note is due and payable on demand, which may be made at any time after the earlier of (i) _______________ (the “Maturity Date”) or (ii) the occurrence of an Event of Default (as defined in Paragraph 5). Prepayment of principal under this Note without the express written consent of the Holder is not permitted except in accordance Paragraph 6 hereof. This Note is not secured by any assets of the Company and is subordinated in right of payment to the secured indebtedness of the Company. Notwithstanding the foregoing, Joseph Shortal has provided a personal guarantee for this Note in the form attached as Appendix A hereto.

3. All payments of interest and principal shall be in lawful money of the United States of America to Holder, at the address specified in the Agreement, or at such other address as may be specified from time to time by Holder in a written notice delivered to Company. All payments shall be applied first to accrued interest, and thereafter to principal.

4. No fractional shares shall be issued upon conversion of this Note. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the price per share paid by the Investors purchasing the Conversion Shares (subject to adjustment for stock splits, dividends, and recapitalizations).

5. Any of the following events are “Events of Default”:

5.1 The Company shall fail to make any payments of principal of or interest on this Note when due, and such failure to pay continues for more than ten (10) days after written notice thereof from the Holder to the Company;

5.2 The Company fails to comply with or to perform when due any other material term, obligation, covenant, or condition contained in this Note;

5.3  Any representation or statement made by the Company to the Holder in this Note or the Agreement is false or misleading in any material respect either now or at the time made;

5.4 After April 1, 2007:

(a) The Company defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect the Company’s ability to repay this Note or to perform its obligations under this Note;

(b)  The Company becomes insolvent, a receiver is appointed for any substantial part of its property, the Company makes an assignment for the benefit of creditors, or any proceeding is commenced by the Company (i.e. a voluntary bankruptcy proceeding) or against the Company under any bankruptcy or insolvency laws; or

(c) A material adverse change occurs in the Company’s financial condition from the date hereof or Holder reasonably believes the prospect of payment or performance of the indebtedness under this Note is impaired.

Notwithstanding the immediately preceding paragraph, if any default (other than a default in payment or initial default of Subsections 5.4(a), (b) or (c) at April 1, 2007) is curable and if the Company has not been given a notice of breach of the same provision of this Note within the preceding three (3) months, it may be cured (and no event of default will be deemed to have occurred) if the Debtor, after receiving written notice from Holder demanding cure of such default: (a) cures the default within thirty (30) days; or (b) if the cure requires more than thirty (30) days, immediately initiates steps which Holder deems in its sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical. Upon any Event of Default, the Holder may declare the total outstanding principal and accrued, unpaid interest to be immediately due and payable. All of the rights and remedies of the Holder hereunder shall be cumulative, and none of which shall be exclusive, to the extent permitted by law.

6. The Company may (i) prepay the outstanding principal balance and unpaid accrued interest of this Note in full or (ii) convert the outstanding principal balance and unpaid accrued interest of this Note into shares of the Company’s common stock (“Conversion Shares”) at a conversion price per share equal to 50% of the average market price during the five (5) days prior to conversion, immediately prior to or concurrently with the consummation of any sale of securities of the Company occurring after the date of the Agreement and having gross proceeds to the Company of at least $1,000,000. The Holder acknowledges that such Conversion Shares shall be subject to the terms and conditions set forth in Section 3 of the Agreement and upon conversion, the Holder shall execute such documents or instruments as may be reasonable requested by the Company consistent with Section 3 of the Agreement. Without limiting the foregoing, the Holder acknowledges that the Conversion Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. As promptly as practicable after the date upon which conversion has occurred, the Company shall issue and deliver to the Holder a certificate or certificates for the full number of Conversion Shares to which the Holder is entitled and a check or cash with respect to any fractional interest in a Conversion Share as provided in Section 4.

7. This Note is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Company and the Holder. All disputes and controversies arising out of or in connection with this Note shall be resolved exclusively by the state and federal courts located in Los Angeles County in the State of California, and each of the Company and the Holder hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

8. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company and the Holder.

9. The Company and all endorsers, guarantors and sureties of this Note and all other persons liable or to become liable on this Note severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, notice of acceleration, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial payments, in whole or in part with or without notice, before or after maturity.

10. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized, as of the date first above written.

SUB-URBAN BRANDS, INC.

By:

APPENDIX A
TO CONVERTIBLE PROMISSORY NOTE

GUARANTEE

The undersigned, Joseph Shortal, is an Officer, Director, and principal stockholders of Sub-Urban Brands, Inc., a Nevada corporation (the “Company”), the maker of the attached promissory note (the “Note”). The undersigned unconditionally guarantees payment in full of all of the principal, interest and other monetary obligations of the Company under the Note, and the performance of all other terms, provisions, promises, and covenants of the Company in the Note and hereby consent to any extensions of time or changes in the manner of payment or performance of any of the terms and conditions of the Note, which the Holder (as defined in the Note) may grant to the Company, all without notice to the undersigned. The undersigned also agrees to indemnify and hold the Holder harmless against all losses (including reasonable attorneys’ and experts’ fees and court costs) in any way suffered or incurred or paid by Holder as a result of or in any way arising from a default by the Company under the Note or under this Guarantee by the guarantor. Nothing shall satisfy the liability of the undersigned except the full payment and performance of all of the obligations of the Company to the Holder under the Note. The obligations of the undersigned hereunder shall be direct and primary, arising in the same manner as if the undersigned had executed the Note. THE UNDERSIGNED ACKNOWLEDGES THAT THE TRANSACTION UNDER WHICH THIS GUARANTEE IS GIVEN IS A COMMERCIAL TRANSACTION, AND THE UNDERSIGNED WAIVES SUCH RIGHTS AS HE MAY HAVE UNDER APPLICABLE FEDERAL OR STATE LAW PERTAINING TO THE PREJUDGMENT REMEDIES AGAINST THE UNDERSIGNED. This guarantee shall be binding upon the undersigned and his respective heirs and legal representatives, and shall inure to the benefit of the Holder and its heirs, legal representatives, and assigns.

____________________________
Joseph Shortal

EXHIBIT B

TO UNIT PURCHASE AGREEMENT

CERTIFICATE OF ACCREDITED INVESTOR STATUS

Except as may be indicated by the undersigned below, the undersigned is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The undersigned has initialed the box below indicating the basis on which he is representing his status as an “accredited investor”:

____
a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

____	a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

____
an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

____	a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, at the time of this purchase exceeds $1,000,000;

____
a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the undersigned’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

____
a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment;

____	an entity in which all of the equity holders are “accredited investors” by virtue of their meeting one or more of the above standards; or

____	an individual who is a director or executive officer of Sub-Urban Brands, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Accredited Investor Status effective as of __________________, _____.

By: ________________________

Name: ______________________

Title: _______________________